(COIL Institutional Series Only)



                                          including differences
due to state variations




(COIL Institutional Series Only)




(VUL Survivorship Only)

(COIL Institutional Series Only)




(VUL Survivorship Only)



(COIL Institutional Series Only)
                                           e.g.




                                   e.g.
 (VUL Survivorship Only)




(COIL Institutional Series Only)




(VUL Survivorship Only)




                                          See




                                   e.g.




(COIL Institutional Series Only)
          before




(COIL Institutional Series Only)




            e.g.,
 (COIL Institutional Series Only)
                                   above




(COIL Institutional Series Only)

transaction-based




                See
 (COIL Institutional Series Only)




(VUL Survivorship Only)




(VUL Survivorship Only)




(VUL Survivorship Only)
                                   may reduce or waive   may
refund



(VUL Survivorship Only)
                                          (COIL Institutional Series
Only)




         to




                                   calculation of values




(COIL Institutional Series Only)




                                                           net
 (VUL Survivorship Only)


(COIL Institutional Series Only)
                                          net policy


(COIL Institutional Series Only)


                                   e.g.

                                                       See
 i.e.




(COIL Institutional Series Only)